UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2004

DUPONT PHOTOMASKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20839	74-2238819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Old Settlers Boulevard

Round Rock, Texas  78664

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 310-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 5, 2004, Toppan Printing Co., Ltd., a Japanese corporation (“Toppan”), Toppan Corporation, a Delaware corporation (“Merger Sub”), and DuPont Photomasks, Inc. (“DuPont Photomasks”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into DuPont Photomasks, with DuPont Photomasks continuing after the merger as the surviving corporation and a wholly owned subsidiary of Toppan (the “Merger”).  At the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of DuPont Photomasks (“DuPont Photomasks Common Stock”) will be converted into the right to receive $27.00 in cash and the surviving corporation will change its name to Toppan Photomasks, Inc.  In addition, the holder of each option to purchase DuPont Photomasks Common Stock (each an “Option”) outstanding immediately prior to the closing of the Merger Agreement that has an exercise price less than $27.00, whether or not then vested or exercisable, will be entitled to receive an amount in cash equal to the excess, if any, of $27.00 over the exercise price per share of DuPont Photomasks Common Stock under such Option, multiplied by the number of shares of Common Stock issuable upon exercise of such Option.  The Merger Agreement has been approved by the Board of Directors of DuPont Photomasks and the transactions contemplated thereby are subject to regulatory approvals, DuPont Photomasks shareholder approval and other customary closing conditions.  The foregoing description of the proposed Merger does not purport to be complete.  As described below, DuPont Photomasks will file a proxy statement regarding the proposed Merger and the terms and conditions of the Merger Agreement.  DuPont Photomasks’ stockholders are urged to read the proxy statement when it becomes available.

E.I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc. have signed an agreement with Toppan to vote their shares in favor of the proposed Merger and against any proposal that would prevent or adversely affect the Merger (the “Voting Agreement”).  The shares subject to the Voting Agreement represent approximately 20% of DuPont Photomasks issued and outstanding shares.

Other than the Merger and the Voting Agreement, there is no material relationship between Toppan and Merger Sub on the one hand and DuPont Photomasks or any of its affiliates on the other.

DuPont Photomasks will file a proxy statement and other documents regarding the proposed Merger described in this document with the Securities and Exchange Commission (“SEC”). DUPONT PHOTOMASKS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of DuPont Photomasks seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by DuPont Photomasks with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by DuPont Photomasks with the SEC may also be obtained free of cost by directing a request to: Investor Relations Department, DuPont Photomasks, 131 Old Settlers Boulevard, Round Rock, TX  78664, USA. You may also read and copy any reports, statements and other information filed by DuPont Photomasks at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, USA or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

DuPont Photomasks and Toppan and their respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of DuPont Photomasks stockholders in connection with the proposed merger. Certain directors and executive officers of DuPont Photomasks may have interests in the merger, including employment agreements, severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of DuPont Photomasks common stock generally, and their interests will be described in the proxy statement that will be filed by DuPont Photomasks with the SEC.

Item 3.03               Material Modification to Rights of Security Holders

On October 5, 2004, DuPont Photomasks entered into an amendment (the “Amendment No. 2 to Rights Agreement”) to its existing Rights Agreement dated January 30, 2001, as amended by Amendment No. 1 to Rights Agreement, dated April 29, 2003 (the “Rights Agreement”) between DuPont Photomasks and Equiserve Trust Company, N.A. in order to exclude (i) the approval, execution and delivery of the Merger Agreement, the Voting Agreement and any amendments thereof approved in advance by the Board, and (ii) the commencement and the consummation of any of the transactions contemplated by the Merger Agreement or the Voting Agreement in accordance with their respective provisions, including the proposed Merger, from those events and definitions that would otherwise trigger the exercisability of Rights (as defined in the Rights Agreement).  The foregoing description of the Amendment No. 2 to Rights Agreement does not purport to be complete.  A more detailed description of the Amendment No. 2 to Rights Agreement, as well as the Amendment itself, will be included in the proxy statement to be filed by DuPont Photomasks in connection with the proposed Merger.

Item 9.01               Financial Statements and Exhibits

99.1*                    Press Release dated as of October 5, 2004

*                                         Incorporated by reference to DuPont Photomasks’ Schedule 14A filed with the Securities and Exchange Commission on October 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT PHOTOMASKS, INC.

October 5, 2004	By:	/s/ James W. Boeckman
James W. Boeckman
Executive Vice President, General Counsel, Secretary